       As filed with the Securities and Exchange Commission on May 25, 2007
                                                                       811-22043
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             AMENDMENT TO FORM N-8A

           NOTIFICATION OF AMENDMENT TO REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:      Van Kampen Dynamic Credit Opportunities Fund

Address of Principal Business Office:

         1221 Avenue of the Americas
         New York, New York 10020

Telephone Number:

         (800) 847-2424

Name and address of agent for service of process:

         Amy R. Doberman
         1221 Avenue of the Americas
         New York, New York 10020

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the day of May 25, 2007.

                                    VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND

                                    By: /s/ Ronald E. Robison
                                        ---------------------------
                                        Ronald E. Robison
                                        President and Chief Executive Officer

Attest:  /s/ Stefanie Chang Yu
         ---------------------
         Stefanie Chang Yu
         Secretary